Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES ANNOUNCES MANAGEMENT CHANGES

NEW ORLEANS, LA January 26, 2011 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) announced today that Thomas J. Crawford, President and Chief Executive Officer and director of the Company, has notified the Board of Directors that he will retire from the Company effective at the Company’s annual shareholders’ meeting scheduled for April 7, 2011. The Board has accepted that decision and appointed Thomas M. Kitchen, the Company’s Senior Executive Vice President and Chief Financial Officer, and a director, to succeed Mr. Crawford as President and Chief Executive Officer.
Mr. Crawford advised the Company that his decision to retire was due to his acceptance of a call to serve as a Mission President for the Church of Jesus Christ of Latter-Day Saints, where he will preside over a group of approximately 600 young missionaries of the Church over the course of a three-year term beginning July 1, 2011. Additionally, Mr. Crawford notified the Company that continued differences with the Chairman of the Board over the day-to-day implementation of the Company’s strategic plan relating to the relative focus given to different components of the plan, staffing levels and personnel, contributed to his decision.
Mr. Kitchen joined Stewart’s Board in February 2004, became Chief Financial Officer in December 2004, and became Senior Executive Vice President in March 2007. From June 2006 until Mr. Crawford’s appointment in March 2007, Mr. Kitchen served as acting Chief Executive Officer. Prior to joining the Company, Mr. Kitchen served as Chief Financial Officer and a director of Avondale Industries, Inc., one of the nation’s largest shipbuilders, during the period in which it was an independent public company. He also served as Avondale’s President from 1999 until 2002, after Avondale was acquired by Litton Industries, Inc., and then Northrop Grumman. After his service at Avondale and before joining the Company, Mr. Kitchen was an investment management consultant.
Mr. Crawford stated, “Tom Kitchen and I have worked side by side for nearly four years to develop and pursue the exciting new business strategies being executed at Stewart Enterprises today and I look forward to working with him to ensure a smooth transition. I am delighted for Tom and, as a shareholder, know that the Company couldn’t be in better hands. It has been a privilege and honor for me to lead the Company’s talented employees, who dedicate themselves every day to serving families with the best possible care at their time of need.”
The Company also announced that the Board of Directors has appointed Lewis J. Derbes, Jr. to succeed Mr. Kitchen as Chief Financial Officer. Mr. Derbes was appointed Senior Vice President of Finance in July 2008, and has served as Secretary and Treasurer since May 2005. Prior to joining the Company, Mr. Derbes served as Chief Financial Officer of Conrad Industries, Inc., a publicly-traded company engaged in the construction and repair of marine vessels, from 2002 through 2004.
Mr. Kitchen stated, “Tom Crawford is leaving Stewart Enterprises better than it was when he got here. I intend, together with our employees, to build on our successes and to continually improve our service to families, our opportunities for our employees, and value for our shareholders.”
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States currently owning and operating 218 funeral homes and 141 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
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